Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-180417, 333-186818 and 333-194632 on Form S-8 of our report dated March 12, 2015, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 12, 2015